Independent Auditors' Consent

     We consent to the incorporation by reference in this Registration Statement of JumboSports Inc. on Form S-3 relating to 86,600 shares of common stock of JumboSports Inc. of our report dated March 22, 1996, appearing in the Annual Report on Form 10-K of JumboSports Inc. for the year ending January 30, 1998.

     We also consent to the reference to us under the heading "Experts" in such Registration Statement.



DELOITTE & TOUCHE LLP
Tampa, Florida
June 12, 1998